EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333128057) of Cardiac Science Corporation of our report dated March 16, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cardiac Science, Inc, which is incorporated by reference in the Current Report on Form 8-K of Cardiac Science Corporation dated September 1, 2005.
PricewaterhouseCoopers LLP
Orange County, California
November 7, 2005